Exhibit 99.1

TIME INC. BOARD ACCELERATES START DATE OF AUTHORIZATION

OF STOCK REPURCHASE AND DEBT REPAYMENTS

NEW YORK, November 12, 2015 – The Time Inc. (NYSE:TIME) Board of Directors has determined to accelerate the start date of our previously announced authorization relating to stock repurchases and debt repayments.

Under this authorization, effective immediately, the company is permitted to purchase up to $300 million of our common stock and to prepay or repurchase up to $200 million principal amount of our debt.

The consummation of the sale of the Blue Fin Building, which is no longer a condition to the effectiveness of the Board’s authorization relating to stock repurchases and debt repayments, is still expected to occur during the fourth quarter of 2015.

All other aspects of the previously announced repurchases remain the same as previously disclosed. For more information, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission.

ABOUT TIME INC.

Time Inc. (NYSE:TIME) is one of the world’s leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom such as Decanter, Horse & Hound and Wallpaper*. Time Inc. is home to celebrated franchises and events including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsman of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attend our live media events every year. We have been extending the power of our brands through various investments and acquisitions, including the formation of Sports Illustrated Play, a new business devoted to youth and amateur sports, and the acquisition of inVNT, a company that specializes in live media. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.

CONTACTS:

Investor Relations and Corporate Communications

Jaison Blair (212) 522-5952

Tanya Levy-Odom (212) 522-9225